Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated December 14, 2012, relating to the balance sheet of BGS Acquisition Corp. (a company in the development stage) as of July 31, 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 9, 2011 (date of incorporation) to July 31, 2012, and to the reference to our Firm under the caption “Experts” appearing therein.

/s/ Rothstein Kass

Roseland, New Jersey
September 6, 2013